Exhibit 99.1

FOR IMMEDIATE RELEASE: Lisa F. Campbell, Executive Vice President Chief Operating Officer and Chief Financial Officer (910) 892-7080 lisac@newcenturybanknc.com www.newcenturybanknc.com	July 30, 2008

NEW CENTURY BANCORP REPORTS EARNINGS FOR SECOND

QUARTER 2008

•	Net income for second quarter 2008 - $404,000

•	New Century Bank South recently consolidated into New Century Bank

Dunn, NC . . . New Century Bancorp (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank, reported net income for the quarter ended June 30, 2008 of $404,000 compared to a net loss of $197,000 for the same period in 2007. Basic and diluted earnings per share for second quarter 2008 were $0.06, compared to basic and diluted earnings per share for second quarter 2007 of ($0.03). For the six month period ended June 30, 2008, net income for the Company was $314,000, compared to $1.1 million for the same period in 2007. Basic and diluted earnings per share for the first six months of 2008 were $0.05, compared to basic and diluted earnings per share for the first six months of 2007 of $0.16.

As of June 30, 2008, the Company reported total assets of $598.8 million compared to total assets of $590.5 million at June 30, 2007. Total deposits and total loans as of June 30, 2008 were $505.4 million and $452.0 million, respectively, compared to total deposits and total loans of $502.3 million and $455.9 million, respectively, at June 30, 2007.

“Our branch staff continues to focus on serving customers and building relationships as we make strides to resolve the credit issues that were identified last year,” said William L. Hedgepeth II, president and CEO of New Century Bancorp and New Century Bank. “We are headed in the right direction and I am pleased with what we are accomplishing. I am also pleased to be able to report net income of over $400,000 for second quarter 2008, despite the fact that we, like most financial institutions, are dealing with compressed interest margins.”

New Century Bancorp and its wholly-owned subsidiary, New Century Bank, are headquartered in Dunn, NC and the bank has 10 offices in Dunn, Clinton (2), Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke and Raeford, all in North Carolina.

Stock Symbol: NASDAQ: NCBC

Keywords: New Century Bancorp, New Century Bank, NCBC.

The information as of and for the quarter and six months ended June 30, 2008, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,”

“intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months Ended June 30,		At or for the six months Ended June 30,
	2008	2007	2008	2007
Summary of Operations:
Total interest income	$8,827	$10,638	$18,208	$20,658
Total interest expense	4,299	5,153	9,339	10,035

Net interest income	4,528	5,485	8,869	10,623
Provision for loan losses	374	2,894	1,247	3,044

Net interest income after provision	4,154	2,591	7,622	7,579
Noninterest income	610	1,161	1,097	2,071
Noninterest expense	4,153	4,138	8,250	8,012

Income (Loss) before income taxes	611	(386)	469	1,638
Provision for income taxes	207	(189)	155	566

Net income (Loss)	$404	$(197)	$314	$1,072

Share and Per Share Data:
Earnings per share - basic	$0.06	$(0.03)	0.05	$0.16
Earnings per share - diluted	0.06	(0.03)	0.05	0.16
Book value per share	8.97	8.95	8.97	8.95
Tangible book value per share	7.54	7.44	7.54	7.44
Ending shares outstanding	6,822,659	6,550,272	6,822,659	6,550,272
Weighted average shares outstanding:
Basic	6,816,966	6,540,736	6,806,731	6,520,663
Diluted	6,860,016	6,540,736	6,870,808	6,771,458

Selected Performance Ratios:
Return on average assets	0.27%	-0.13%	0.11%	0.38%
Return on average equity	2.60%	-1.32%	1.02%	3.65%
Net interest margin	3.29%	4.05%	3.24%	4.03%
Efficiency ratio (1)	80.83%	62.26%	82.78%	63.12%

Period End Balance Sheet Data:
Loans, net of unearned income	$452,045	$455,939	$452,045	$455,939
Total Earning Assets	550,984	545,952	550,984	545,952
Goodwill and other intangible assets	9,757	9,911	9,757	9,911
Total assets	598,831	590,486	598,831	590,486
Deposits	505,400	502,258	505,400	502,258
Short term debt	17,441	15,119	17,441	15,119
Long term debt	12,372	12,372	12,372	12,372

Shareholders’ equity	61,201	58,649	61,201	58,649

Selected Average Balances:
Gross Loans	$449,254	$456,355	$445,945	$446,422
Total Earning Assets	552,581	543,157	552,689	531,969
Goodwill and other intangible assets	9,776	9,930	9,795	9,949
Total assets	597,193	587,238	598,442	575,624
Deposits	502,742	495,091	503,456	484,091
Short term debt	17,243	17,243	17,853	17,342
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	62,275	60,055	62,273	59,297

Asset Quality Ratios:
Nonperforming assets	$8,882	$3,634	$8,882	$3,634
Allowance for loan losses	6,483	6,682	6,483	6,682
Nonperforming loans (2) to period-end loans	1.87%	0.72%	1.87%	0.72%
Allowance for loan losses to period-end loans	1.43%	1.47%	1.43%	1.47%
Net loan charge-offs to average loans	2.71%	3.33%	1.38%	1.74%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.